Exhibit 23.3

CONSENT OF STAX INC.

We, Stax Inc., hereby consent to (1) the use of and references to our name and our market and industry data and information cited in the Registration Statement on Form S-4 of Thunder Bridge Acquisition, Ltd. (the “Company”) and any amendments thereto (the “Form S-4”), including, but not limited to, under the “Information About Repay” and “Market and Industry Data” sections, and (2) the filing of this consent as an exhibit to the Form S-4 by the Company.

The data and information used in the Form S-4 are obtained from our report titled: REPAY Market Sizing: Full Compendium, January 2018.

Stax Inc.

/s/ Jeremy Wall
Name: Jeremy Wall
Managing Director

Date: February 12, 2019